Exhibit 99.1

                    Register.com Receives Notice from Nasdaq
                         Regarding Potential Delisting



    NEW YORK--(BUSINESS WIRE)--May 19, 2005--Register.com, Inc. (Nasdaq: RCOM) announced today that on May 18, 2005, it received notice from staff of The Nasdaq Stock Market indicating that the Company's shares of common stock are subject to potential delisting from the Nasdaq National Market for failing to file its Form 10-Q for the quarter ended March 31, 2005 in a timely fashion, as set forth in Marketplace Rule 4310(c)(14). The notice from Nasdaq also stated that as of the opening of business on May 20, 2005, the trading symbol for Register.com's common stock will be changed from "RCOM" to "RCOME". Receipt of the notice does not result in immediate delisting of the Company's common stock. Register.com issued a press release and filed a Form 8-K with the Securities and Exchange Commission on May 11, 2005 describing the reasons for the delay of its Form 10-Q filing.
    The Nasdaq staff stated in the notice that, unless Register.com requests a hearing before a Nasdaq Listing Qualifications Panel by May 25, 2005, the Company's securities will be delisted from the Nasdaq National Market at the opening of business on May 27, 2005. Register.com expects to make a timely request for a hearing before a Nasdaq Panel to appeal the Nasdaq Staff's determination and to request continued listing. This request will postpone a delisting pending the hearing and a written determination by the Nasdaq Panel. There can be no assurance that the Nasdaq Panel will grant the Company's request for continued listing.
    As previously disclosed in Register.com's 2004 Annual Report on Form 10-K, the Company's remediation of certain material weaknesses in its internal control over financial reporting, which include temporary manual controls and procedures, require extensive and time consuming manual processing. Similar manual processing was required in connection with the preparation of the Company's financial statements included in its Form 10-Q. Further, the Company devoted substantial resources towards the completion of its Form 10-K until its filing on May 4, 2005. These efforts delayed the commencement of work on the financial statements for the quarter ended March 31, 2005. As a result of the additional work and delayed start, the Company's Form 10-Q could not be filed by May 10, 2005.
    As previously disclosed in its May 11, 2005 Form 8-K, the Company is working to complete and file its Form 10-Q by the end of May, which would return the Company to compliance with Nasdaq National Market rules. The Company cannot provide any assurances that it will meet this target timeframe. If the Form 10-Q is filed within this time period, it is likely to be prior to the Nasdaq Panel hearing.

    About Register.com

    Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With approximately 3.0 million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

    Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, customer acceptance of new products and services offered in addition to, or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions we may pursue, uncertainty regarding our identified material weaknesses and the potential identification of additional control deficiencies as material weaknesses, uncertainty regarding our ability to comply with Nasdaq listing requirements, uncertainty regarding unforeseen issues encountered in the completion of the financial statements for inclusion in the Form 10-Q for the quarter ended March 31, 2005, and other factors detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004.



    CONTACT: Register.com
             Investor Relations
             Stephanie Marks, 212-798-9169
             ir@register.com
             or
             Scott Eckstein, 212-798-9185
             ir@register.com